Exhibit 99.1

Press Release For Immediate Release	Contact: Christopher D. Myers President and Chief Executive Officer (909) 980-4030

CVB Financial Corp. Announces 97th Consecutive Cash Dividend and the Appointment of a New Director

Ontario, California, December 18, 2013—CVB Financial Corp. (NASDAQ:CVBF) announced a ten cent ($0.10) per share cash dividend with respect to the fourth quarter of 2013. The dividend was approved at the regularly scheduled Board of Directors meeting held on December 18, 2013. The dividend will be payable on or about January 17, 2014 to shareholders of record as of January 3, 2014.

“Our Board of Directors is pleased to pay our 97th consecutive cash dividend to our shareholders” said Christopher D. Myers, President and Chief Executive Officer.

Hal W. Oswalt was appointed a Director of CVB Financial Corp. effective January 1, 2014. He was also named a Director of Citizens Business Bank. Citizens Business Bank is the wholly owned banking subsidiary of CVB Financial Corp.

“The Board of Directors is pleased to have Hal join the Board. He brings extensive financial institution industry knowledge to our team” stated Ronald O. Kruse, Chairman of the Board of CVB Financial Corp. and Citizens Business Bank. “Hal will be an outstanding addition with his broad background in strategic planning, cost management, process value analysis and organizational change management.”

Over a 20 year period, Mr. Oswalt managed domestic and international consulting projects as President of Risk Management Services, a Division of Scheshunoff Consulting + Solutions, and with Brintech Management Solutions, where he served as President and Chief Executive Officer for seven years.

Mr. Oswalt holds a Bachelor of Science degree in Business and a Masters of Business Administration degree from Oklahoma State University. He is also a graduate of the University of Wisconsin’s Graduate School of Banking.

Corporate Overview

CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California with assets of $6.6 billion. Citizens Business Bank serves 41 cities with 38 Business Financial Centers, six Commercial Banking Centers and three trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego and the Central Valley areas of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the Our Investors tab.

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